EnCana’s second quarter oil and gas production up 26 percent to 775,000 BOE per day; cash flow exceeds US$1.1 billion

Calgary, Alberta, (July 27, 2004) – EnCana Corporation (TSX & NYSE: ECA) today reports production growth of more than 25 percent in the second quarter, cash flow growth surpassing 10 percent and operating earnings up more than 35 percent. Cash flow in the second quarter of 2004 was $1,131 million, or $2.43 per share diluted, up 12 percent from the same period in 2003. Operating earnings were $379 million, or $0.81 per share diluted, up 38 percent from $275 million in the second quarter of 2003 due mainly to increased sales along with stronger natural gas and oil prices. Second quarter production of oil, natural gas and natural gas liquids (NGLs) was 775,000 barrels of oil equivalent (BOE) per day, up 26 percent from the second quarter of 2003. Second quarter natural gas production was up more than 23 percent to average 3.04 billion cubic feet per day, while oil and NGLs sales rose 31 percent to 270,000 barrels of oil per day, compared to the second quarter of 2003.

EnCana reports in U.S. dollars and according to U.S. protocols in order to facilitate a more direct comparison to other North American upstream oil and natural gas exploration and development companies. Reserves and production are reported on an after-royalty basis. All figures are in U.S. dollars unless otherwise noted.

“EnCana achieved strong financial and operating performance in the second quarter, driven principally by expanded natural gas resource plays and higher crude oil production. We are on track to deliver 15 percent production growth in 2004, 80 percent of which is organic. On a per share basis, that is year-over-year production growth of about 20 percent. Looking longer term, we believe our existing asset base is capable of delivering at least 10 percent annual growth per share through the next five years,” said Gwyn Morgan, EnCana’s President & Chief Executive Officer.

Second quarter operating earnings reach $379 million, up 38 percent

EnCana’s second quarter operating earnings of $379 million were up 38 percent compared to the same period in 2003. Operating earnings exclude an after-tax unrealized mark-to-market loss of $104 million related to price hedges and an after-tax unrealized $25 million loss due to changes in foreign exchange on translation of U.S. dollar denominated debt issued in Canada. After inclusion of these non-cash items, net earnings in the second quarter were $250 million, or 54 cents per share diluted. Second quarter pre-tax cash flow was $1,334 million, up 40 percent from 2003. Second quarter after-tax cash flow of $1,131 million includes a cash tax provision of $203 million, compared with a $54 million cash tax recovery in 2003. This is consistent with the company’s earlier statements that the merger transaction resulted in a significant cash tax deferral from 2003 to 2004. Second quarter revenues net of royalties were $2,718 million.

Second quarter gas production up 23 percent in past year; oil and NGLs sales up 31 percent

EnCana’s second quarter natural gas production was 3.04 billion cubic feet per day, up 23 percent from the second quarter of 2003. The increase is mainly driven by strong growth from Greater Sierra, Cutbank Ridge and Southern Plains shallow gas in Canada and Mamm Creek in the U.S. Rockies. Gas sales include production as of May 19th from the Tom Brown acquisition, which added an average of 132 million cubic feet per day over the quarter. Oil and NGLs sales grew 31 percent to 270,000 barrels per day driven largely by growth from Canadian oilsands, Ecuador and the U.K. Operating costs were $3.29 per BOE, down 7 percent from the first quarter, and in line with the full year 2004 operating cost forecast of between $3.30 and $3.50 per BOE. EnCana drilled 1,065 net wells in the second quarter. Core capital investment, excluding acquisitions and divestitures, was approximately $1.2 billion.

Second quarter oil and gas price realizations, excluding hedging impact

EnCana’s second quarter realized pre-hedging North American natural gas prices were up about 9 percent from the second quarter of 2003 to $5.34 per thousand cubic feet. Realized pre-hedging oil and NGLs prices were up about 22 percent from the second quarter of 2003 to $28.00 per barrel. Canadian heavy oil price differentials widened to average $11.02 per barrel compared to $6.55 per barrel one year earlier. Ecuadorian NAPO blend, shipped on the new OCP Pipeline, also experienced a wider price differential from WTI in the second quarter of 2004, averaging $12.17 per barrel, compared to $8.06 per barrel at year-end 2003. OCP began full operations in the fourth quarter of 2003.

Production growth on track

EnCana is on track to achieve its 2004 sales guidance of between 725,000 and 765,000 BOE per day, which at the midpoint is a 15 percent increase from 2003 sales volumes. Projected sales are comprised of between 2.95 billion and 3.05 billion cubic feet of natural gas per day and between 235,000 and 255,000 barrels of oil and NGLs per day. Upstream core capital is expected to be in the range of $4,550 million and $4,850 million for 2004.

Cash flow exceeds $2 billion in first six months, sales up 20 percent

EnCana’s first half 2004 cash flow, before tax, was $2,561 million, up 17 percent from the same 2003 period. After-tax, EnCana generated $2,126 million of first half cash flow, or $4.55 per share diluted. This includes a first half cash tax provision of $435 million, compared with a cash tax recovery of $34 million in the first half of 2003. EnCana’s first half daily sales averaged 746,500 BOE, up 20 percent from the first half of 2003. Daily sales were comprised of 2.9 billion cubic feet of gas and 267,000 barrels of oil and NGLs. In the first six months, EnCana drilled 2,684 net wells, about half of the 5,500 net wells planned for 2004.

First half operating earnings were $844 million, up 8 percent

First half 2004 operating earnings were $844 million, or $1.81 per share diluted, up about 8 percent from the first half of 2003. Net earnings in the first six months were $540 million, or $1.16 per share diluted, which includes three non-cash items: an after-tax unrealized mark-to-market loss of $356 million, an after-tax unrealized loss on foreign exchange on US$ denominated debt issued in Canada of $57 million, and a $109 million gain due to tax rate changes. First half 2004 revenues net of royalties were $5,568 million.

Earnings impacted by change in accounting policy for unrealized hedging losses

On January 1, 2004, EnCana was required to adopt the new accounting standard governing oil and gas price hedging activities. EnCana expects that this new standard will continue to result in greater volatility in its reported net earnings. A complete discussion of the impact of this new accounting standard is contained in Notes 2 and 14 of the unaudited second quarter consolidated financial statements.

Resource play focus advanced with Tom Brown acquisition and conventional asset sales

In recent months, EnCana has advanced its strategic focus on natural gas resource growth plays. These plays are characterized by long-life, low-decline production performance. With the acquisition of Tom Brown, Inc. in May, EnCana initiated a two-step process that will see its proportion of anticipated production from North American resource plays increase from 60 to approximately 75 percent during 2004. In the first step, the company acquired Tom Brown, a Denver-based, resource-play focused, gas exploration and production company. Tom Brown’s assets are an excellent fit with EnCana’s leading position in the Piceance Basin of the U.S. Rockies. The second step will see the divestiture of between 40,000 and 60,000 BOE per day of conventional oil and gas production. Since announcing the offer for Tom Brown in April, EnCana has reached agreements on the divestiture of about 28,000 BOE of daily production, the sale of Sauer Drilling Company of Casper, Wyoming and the divestiture of two undeveloped oilsands leases in northeast Alberta for total proceeds of about $940 million. EnCana expects to conclude these transactions by early September. Additional asset packages have been identified for divestiture in the near term. To date in 2004, EnCana has divested of, or agreed to divest of, conventional, non-core properties producing about 50,000 barrels of oil equivalent per day for total proceeds of approximately $1.35 billion.

“North American conventional reservoirs are generally experiencing increasing decline rates and decreasing reserve life – the combination of which creates a treadmill effect that makes profitable production growth difficult. EnCana’s strategy of investing in unconventional North American resource plays, while divesting of conventional assets, is expected to continually slow our treadmill and enable us to focus on strong return investments in long-life, low-decline assets. Based on reserve reports prepared by independent qualified reserve evaluators at year-end 2003, the decline rate of all of EnCana’s proved developed reserve base was about 20 percent, which is expected to fall to less than 15 percent over the next several years. Year-end 2004 booked reserves will reflect the acquisition of Tom Brown and the divestiture of conventional reserves, further improving this go forward picture,” Morgan said.

Unbooked Resource Potential underpins EnCana’s long-term, resource play growth plan

Exploitation-style drilling activities and shallowing production decline profiles are characteristics of resource plays. Hence, as more and more of EnCana’s production comes from the company’s inventory of resource plays, the reliability and predictability of the company’s resource and production growth forecasts continues to increase.

“Currently, about 17,000 long-life, shallow-decline, North American natural gas resource play wells serve as the backbone of our production, and their number continues to grow,” Morgan said.

Reported proved reserves at year-end 2003 were about 2.4 billion BOE, yielding a reserve life index of about 8.5 years based on current production rates, which excludes proved reserves that have since been added via ongoing field activities and the Tom Brown acquisition. Beyond that, EnCana estimates that 3.5 billion BOE of Unbooked Resource Potential may be added to proved reserves over the next five years. This Unbooked Resource Potential is largely associated with our resource plays and therefore EnCana’s investments are mainly focused on low-risk exploitation rather than high risk exploration.

EnCana estimates this Unbooked Resource Potential to be about 16 trillion cubic feet of natural gas and about 850 million barrels of oil and natural gas, up approximately 60 percent over the past year due mainly to the addition of the Cutbank Ridge resource play in British Columbia and the Tom Brown acquisition. This means that, after production, proved reserves on existing company lands are expected to increase about 75 percent over the next five years. EnCana also has substantial conventional exploration potential on its 20 million net acres of undeveloped North American land that is not included in its assessment of its Unbooked Resource Potential.

“It is the repeatable nature of the low-risk exploitation of both our proved reserves and Unbooked Resource Potential that enables us to confidently say that we expect our future production growth to average an annual rate of at least 10 percent per share. In fact, we are projecting our gas production will grow by 35 percent over the two-year period 2003 to 2005. This projected resource play growth stands in stark contrast to weakening industry-wide, conventional natural gas and oil production in North America,” Morgan said.

Risk management strategy

EnCana’s market risk mitigation strategy is designed to deliver greater predictability of cash flow and returns on investment. Approximately half of the company’s projected 2004 gas sales, after royalties, is hedged at an average effective NYMEX price of about $5.36 per thousand cubic feet. In addition, the company has entered into longer term basis and pricing hedges specifically for the purpose of protecting against high U.S. Rockies gas price basis differentials. About half of EnCana’s projected 2004 oil sales are hedged with swaps or costless collars between $20 and $26 per barrel of WTI. Detailed risk management positions at June 30, 2004 are presented in Note 14 to the unaudited second quarter consolidated financial statements for the financial contracts and in Management’s Discussion and Analysis for the physical contracts. In the second quarter, EnCana’s financial commodity and currency risk management measures resulted in gross revenue being lower by approximately $234 million, comprised of $164 million on oil sales and $70 million on gas sales.

Consolidated EnCana Highlights
US$ and U.S. protocols

Financial Highlights
				6	6
(as at and for the period ended June 30)	Q2	Q2		months	months
(US$ millions, except per share amounts)	2004	2003	% Δ	2004	2003	% Δ
Revenues, net of royalties	2,718	2,332	+ 17	5,568	5,075	+ 10

Operating EBITDA [1]	1,399	1,016	+ 38	2,704	2,289	+ 18

Cash flow	1,131	1,007	+ 12	2,126	2,228	- 5
Per share – basic	2.46	2.10	+ 17	4.62	4.64	—
Per share – diluted	2.43	2.08	+ 17	4.55	4.61	- 1
Add back:
Cash tax	203	(54)	n/a	435	(34)	n/a

Pre-tax cash flow	1,334	953	+ 40	2,561	2,194	+ 17

Capital investment
Core capital	1,201	862	+ 39	2,605	1,843	+ 41
Net acquisitions and divestitures	2,235	208	+ 975	2,056	347	+ 493
Net capital investment – continuing operations	3,436	1,070	+ 221	4,661	2,190	+ 113

Net earnings	250	807	- 69	540	1,644	- 67
Per share – basic	0.54	1.68	- 68	1.17	3.42	- 66
Per share – diluted	0.54	1.67	- 68	1.16	3.40	- 66

Net earnings from continuing operations	250	805	- 69	540	1,455	- 63
Per share – basic	0.54	1.67	- 68	1.17	3.03	- 61
Per share – diluted	0.54	1.66	- 67	1.16	3.01	- 61
Add back:
Mark-to-market price hedging impact, after-tax	104	—	n/a	356	—	n/a
Add back:
Foreign exchange translation of U.S. dollar debt issued in Canada, after-tax	25	(168)	- 115	57	(308)	- 119
Less:
Tax rate change	—	(362)	n/a	(109)	(362)	- 70

Operating earnings	379	275	+ 38	844	785	+ 8
Per share – basic	0.82	0.57	+ 44	1.83	1.63	+ 12
Per share – diluted	0.81	0.56	+ 45	1.81	1.62	+ 12

Common shares at June 30 (millions)
Weighted average (basic)	460.3	480.6	- 4	460.6	480.3	- 4
Weighted average (diluted)	465.5	484.4	- 4	466.8	483.8	- 4

1 Operating EBITDA is net earnings from continuing operations before interest, income taxes, depreciation, depletion and amortization (DD&A), accretion of asset retirement obligation, foreign exchange loss (gain), gain on disposition and unrealized loss on risk management ($531 million, year-to-date, before tax).

Operating Highlights
(for the period ended June 30)				6	6
	Q2	Q2		months	months
	2004	2003	% Δ	2004	2003	% Δ

(After royalties)
Natural Gas (MMcf/d)
Production (excluding TBI)	2,905	2,469	+18	2,810	2,468	+14
TBI production	132	—	n/a	65	—	n/a
Produced gas withdrawn from storage	—	—	—	—	60	n/a

Total natural gas sales (MMcf/d)	3,037	2,469	+23	2,875	2,528	+14

Oil and NGLs sales (bbls/d)
North America	170,687	159,668	+7	168,283	157,991	+7
International	99,031	46,240	+114	99,051	44,073	+125

Total oil and NGLs sales (bbls/d)	269,718	205,908	+31	267,334	202,064	+32

Total sales (BOE/d)	775,885	617,408	+26	746,501	623,397	+20

Per share sales growth			+31			+26

Resource plays continue to deliver strong growth

In North America, EnCana’s growth continues to be delivered from its low decline resource plays. Second quarter oil and gas production from EnCana’s key North American resource plays has increased more than 33 percent since the second quarter of 2003. This was driven principally by increases in gas production at Mamm Creek in Colorado, Greater Sierra in northeast B.C., and Southern Plains shallow gas on legacy Suffield and Palliser Blocks in southern Alberta, plus increases in oil production at Foster Creek and Pelican Lake in northeast Alberta.

Growth from key North American resource plays

Resource play
	Daily Production							Net Wells Drilled
	2004			2003				2004			2003
Natural gas (MMcf/d)	YTD	Q2	Q1	Q4	Q3	Q2	Q1	YTD	Q2	Q1	Full year
Canada
Southern Plains shallow gas	572	590	554	538	509	499	483	946	416	530	2,366
Greater Sierra	231	247	216	175	144	136	118	156	21	135	199
Cutbank Ridge	32	41	22	6	2	2	2	21	4	17	20
Coalbed methane	10	11	10	7	3	3	2	179	98	81	267
U.S.A.
Jonah	390	387	394	389	376	356	375	32	21	11	59
Mamm Creek	197	203	191	175	126	112	86	131	65	66	259
North Texas	22	23	21	19	12	—	—	18	10	8	5

Oil (Mbbls/d) (Canada)
Foster Creek	29	30	28	26	22	20	19	4	—	4	8
Pelican Lake	15	15	15	15	16	17	15	59	30	29	134

Corporate developments

Dividend $0.10 per share

EnCana’s board of directors has declared a quarterly dividend of $0.10 per share payable on September 30, 2004 to common shareholders of record as of September 15, 2004.

Normal Course Issuer Bid purchases

To date in 2004, EnCana has purchased for cancellation 5.5 million of its shares at an average price of C$55.37 per share under its current Normal Course Issuer Bid and 5.9 million shares were issued to employees under the company’s stock option plan. The company had approximately 461.0 million shares outstanding at June 30, 2004.

Financial strength

Balance Sheet Highlights
	June 30	December 31
(US$ millions, except percent and ratio amounts)	2004	2003
Total assets	28,976	24,110
Long-term debt	8,582	6,088
Shareholders’ equity	11,405	11,278

Net debt-to-capitalization ratio	45%	34%

(Pro forma impact of announced third quarter asset sales)
Long-term debt	7,642	n/a
Net debt-to-capitalization ratio	43%	n/a
Debt/Trailing EBITDA	2.0 times	n/a

Following the announcement of the all cash Tom Brown acquisition, credit rating agencies adjusted EnCana’s long term credit ratings. On July 14, 2004, Moody’s lowered EnCana’s rating from Baa1 to Baa2 (Stable). Standard and Poor’s modified EnCana’s A- rating noting that the company is under a “CreditWatch with negative implications.” Its review is ongoing. Dominion Bond Rating Service has confirmed EnCana’s A(low) rating noting a trend change from “Stable” to “Negative.” EnCana has ongoing discussions with the rating agencies to update them on general corporate matters including the positive balance sheet impact of current and planned divestiture programs. The company also has a $3 billion committed credit facility with a syndicate of major banks and lending institutions, of which about $850 million remains unutilized. To fund the Tom Brown acquisition, EnCana arranged a further $3 billion non-revolving bridge financing. The financing was reduced to $1.8 billion, of which $1.74 billion was drawn. On May 13, EnCana Holdings Finance Corp., an EnCana subsidiary, completed a public offering for $1 billion, 5.8% Notes due 2014, to fund the remaining cash requirement for the Tom Brown acquisition.

In the second quarter of 2004, EnCana invested $1,201 million of core capital, acquisitions totaled $2,341 million and divestitures were $106 million, resulting in net capital investment of $3,436 million. This includes the Tom Brown acquisition cost. Subsequent to the end of the second quarter, agreements were reached on asset sales totaling about $660 million. Additional asset sales are expected in the near term.

EnCana 2004 capital investment forecast
Figures are based on midpoint of the ranges
outlined in EnCana’s capital investment guidance

Upstream		(US$ MM)

Core capital		4,700
Acquisition of Tom Brown		2,700

Acquisitions and Divestitures
Divestitures, completed and pending
Petrovera	(288)
New Mexico assets	(243)
July 15 oil assets	(395)
July 20 gas assets	(219)
Other minor sales	(195)

	(1,340)	(1,340)
Acquisitions, minor		140
Planned additional divestitures		(550)

		(1,750)
Total Upstream net capital		5,650
Midstream, marketing & corporate		150

Net capital investment		5,800

CONFERENCE CALL TODAY

EnCana Corporation will host a conference call today, Tuesday, July 27, 2004 starting at 11 a.m., Mountain Time (1 p.m. Eastern Time), to discuss EnCana’s second quarter 2004 financial and operating results.
To participate, please dial (719) 457-2692 approximately 10 minutes prior to the conference call. An archived recording of the call will be available from approximately 5 p.m. on July 27, 2004 until midnight August 2, 2004 by dialing (888) 203-1112 or (719) 457-0820 and entering pass code 494954.
A live audio Web cast of the conference call will also be available via EnCana’s Web site, , under Investor Relations. The Web cast will be archived for approximately 90 days.

Non-GAAP measures

This news release contains references to cash flow, pre-tax cash flow, operating EBITDA (net earnings from continuing operations before interest, income taxes, DD&A, accretion of asset retirement obligation, foreign exchange loss (gain), gain on disposition and unrealized loss on risk management), EBITDA and operating earnings, and the related basic and diluted per common share amounts as applicable, which are not measures that have any standardized meaning prescribed by Canadian GAAP and are considered non-GAAP measures. Therefore, these measures may not be comparable to similar measures presented by other issuers. These measures have been described and presented in this press release in order to provide shareholders and potential investors with additional information regarding EnCana’s liquidity and its ability to generate funds to finance its operations.

EnCana Corporation

With an enterprise value of approximately $28 billion, EnCana is one of the world’s leading independent oil and gas companies and North America’s largest independent natural gas producer and gas storage operator. Ninety percent of the company’s assets are located in North America. EnCana is the largest producer and landholder in Western Canada and is a key player in Canada’s emerging offshore East Coast basins. Through its U.S. subsidiaries, EnCana is one of the largest gas explorers and producers in the Rocky Mountain states and has a strong position in the deep water Gulf of Mexico. International subsidiaries operate two key high potential international growth regions: Ecuador, where it is the largest private sector oil producer, and the U.K., where it is the operator of a large oil discovery. EnCana and its subsidiaries also conduct high upside potential new ventures exploration in other parts of the world. EnCana is driven to be the industry’s high performance benchmark in production cost, per-share growth and value creation for shareholders. EnCana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY REGARDING RESERVES DATA AND OTHER OIL AND GAS INFORMATION – EnCana’s disclosure of reserves data and other oil and gas information is made in reliance on an exemption granted to EnCana by Canadian securities regulatory authorities which permits it to provide such disclosure in accordance with U.S. disclosure requirements. The information provided by EnCana may differ from the corresponding information prepared in accordance with Canadian disclosure standards under National Instrument 51-101 (NI 51-101). EnCana’s reserves quantities represent net proved reserves calculated using the standards contained in Regulation S-X of the U.S. Securities and Exchange Commission. Further information about the differences between the U.S. requirements and the NI 51-101 requirements is set forth under the heading “Note Regarding Reserves Data and Other Oil and Gas Information” in EnCana’s Annual Information Form.

Natural gas volumes that have been converted to barrels of oil equivalent (BOEs) have been converted on the basis of six thousand cubic feet (mcf) to one barrel (bbl). BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of six mcf to one bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent equivalency at the well head.

EnCana Corporation resource descriptions

EnCana uses the terms resource play, estimated ultimate recovery, resource potential and Unbooked Resource Potential. Resource play is a term used by EnCana to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section, which when compared to a conventional play, typically has a lower geological and/or commercial development risk and lower average decline rate. As used by EnCana, estimated ultimate recovery (EUR) has the meaning set out jointly by the Society of Petroleum Engineers and World Petroleum Congress in the year 2000, being those quantities of petroleum which are estimated, on a given date, to be potentially recoverable from an accumulation, plus those quantities already produced therefrom. Resource potential is a term used by EnCana to refer to the estimated quantities of hydrocarbons that may be added to proved reserves over a specified period of time largely from a specified resource play or plays. EnCana’s current stated estimates of Unbooked Resource Potential uses a five year time frame for their specified period of time.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – In the interests of providing EnCana shareholders and potential investors with information regarding EnCana, including management’s assessment of EnCana’s and its subsidiaries’ future plans and operations, certain statements contained in this news release are forward-looking statements within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include, but are not limited to: production, sales and growth estimates for crude oil, natural gas and NGLs for 2004 and the next 5 years, including estimates calculated on a per share basis; the Company’s projections with respect to the percentage of production from resource plays in the future and the impact of increasing the Company’s proportion of resource play assets on future decline rates and the reliability and predictability of resource and production growth; the resource potential, Unbooked Resource Potential, production and growth potential, including the Company’s plans therefor, and capital costs associated therewith with respect to EnCana’s various assets and initiatives, including assets and initiatives in North America, Ecuador, the U.K. central North Sea, the Gulf of Mexico and potential international exploration; estimates of resource life; the Company’s projections relating to regulatory approvals; potential dispositions of assets in 2004 and beyond, including anticipated proceeds therefrom and the dates for receipt thereof; the Company’s projected capital investment levels for 2004 and 2005, and the source of funding therefor; projected additional production from the Tom Brown, Inc. acquisition and the impact on production levels of proposed asset dispositions; the effect of the Company’s risk management program, including the impact of derivative financial instruments; projected levels of hedging for Tom Brown, Inc. production in 2004 through 2006; the Company’s projections for reductions in net debt and net debt to capitalization by the end of 2004; projected operating and administrative costs for 2004; projected DD&A rates for 2004 and beyond; projected levels of, and volatility of, crude oil and natural gas prices in 2004 and beyond and the potential causes therefor, including the impact which weather, the timing of new production, economic activity levels and political instability may have on commodity prices in the near term; projected tax rates and projected current taxes payable for 2004 and the impact of future unrealized foreign exchange gains and losses thereon and the adequacy of the Company’s provision for taxes; the impact of the AEUB ruling on natural gas production for 2004 and beyond; projections with respect to the number of wells drilled and well tie-ins made in 2004; the impact of new oil and natural gas price hedging accounting standards, including their impact on the volatility of future reported net earnings; Unbooked Resource Potential which may be recognized as proved reserves in the future; projections with respect to anticipated future cash flow levels; projections with respect to potential future drilling and service cost escalations and the impact of the Company’s divestitures and potential divestitures on operating costs, netbacks and decline rates. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause the company’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: volatility of oil and gas prices; fluctuations in currency and interest rates; product supply and demand; market competition; risks inherent in the company’s marketing operations, including credit risks; imprecision of reserves estimates and estimates of recoverable quantities of oil, natural gas and liquids from resource plays and other sources not currently classified as proved reserves; the company’s ability to replace and expand oil and gas reserves; its ability to generate sufficient cash flow from operations to meet its current and future obligations; its ability to access external sources of debt and equity capital; the timing and the costs of well and pipeline construction; the company’s ability to secure adequate product transportation; changes in environmental and other regulations; political and economic conditions in the countries in which the company operates, including Ecuador; the risk of war, hostilities, civil insurrection and instability affecting countries in which the company operates and terrorist threats; risks associated with existing and potential future lawsuits and regulatory actions made against the company; and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by EnCana. Although EnCana believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the foregoing list of important factors is not exhaustive.

Furthermore, the forward-looking statements contained in this news release are made as of the date of this news release, and EnCana does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

Further information on EnCana Corporation is available on the company’s Web site, www.encana.com, or by contacting:

FOR FURTHER INFORMATION:
Investor contact:	Media contact:
EnCana Corporate Development
Sheila McIntosh	Alan Boras
Vice-President, Investor Relations	Manager, Media Relations
(403) 645-2194	(403) 645-4747
Tracy Weeks
Manager, Investor Relations
(403) 645-2007

Interim Consolidated Financial Statements
(unaudited)
For the period ended June 30, 2004

EnCana Corporation

U.S. DOLLARS

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

		June 30
		Three Months Ended		Six Months Ended
(US$ millions, except per share amounts)		2004	2003	2004	2003
REVENUES, NET OF ROYALTIES	(Note 5)
Upstream		$1,975	$1,492	$3,783	$3,142
Midstream & Marketing		898	839	2,317	1,932
Corporate		(155)	1	(532)	1

		2,718	2,332	5,568	5,075

EXPENSES	(Note 5)
Production and mineral taxes		96	48	161	98
Transportation and selling		162	125	324	250
Operating		346	325	699	638
Purchased product		822	769	2,109	1,714
Depreciation, depletion and amortization		733	501	1,357	972
Administrative		44	43	93	80
Interest, net		96	67	175	131
Accretion of asset retirement obligation	(Note 10)	5	5	12	10
Foreign exchange loss (gain)	(Note 7)	21	(206)	79	(416)
Stock-based compensation		4	6	9	6
Gain on dispositions	(Note 4)	(1)	—	(35)	—

		2,328	1,683	4,983	3,483

NET EARNINGS BEFORE INCOME TAX		390	649	585	1,592
Income tax expense (recovery)	(Note 8)	140	(156)	45	137

NET EARNINGS FROM CONTINUING OPERATIONS		250	805	540	1,455
NET EARNINGS FROM DISCONTINUED OPERATIONS	(Note 6)	—	2	—	189

NET EARNINGS		$250	$807	$540	$1,644

NET EARNINGS FROM CONTINUING OPERATIONS PER COMMON SHARE	(Note 13)
Basic		$0.54	$1.67	$1.17	$3.03
Diluted		$0.54	$1.66	$1.16	$3.01

NET EARNINGS PER COMMON SHARE	(Note 13)
Basic		$0.54	$1.68	$1.17	$3.42
Diluted		$0.54	$1.67	$1.16	$3.40

CONSOLIDATED STATEMENT OF RETAINED EARNINGS

		Six Months Ended June 30,
(US$ millions)		2004	2003
RETAINED EARNINGS, BEGINNING OF YEAR
As previously reported		$5,276	$3,457
Retroactive adjustment for changes in accounting policies		—	66

As restated		5,276	3,523
Net Earnings		540	1,644
Dividends on Common Shares		(92)	(68)
Charges for Normal Course Issuer Bid	(Note 11)	(126)	(6)

RETAINED EARNINGS, END OF PERIOD		$5,598	$5,093

See accompanying Notes to Consolidated Financial Statements.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

CONSOLIDATED BALANCE SHEET (unaudited)

		As at	As at
		June 30,	December 31,
(US$ millions)		2004	2003
ASSETS
Current Assets
Cash and cash equivalents		$202	$148
Accounts receivable and accrued revenues		1,953	1,367
Risk management	(Note 14)	64	—
Inventories		545	573
Assets held for sale	(Note 3)	278	—

		3,042	2,088
Property, Plant and Equipment, net	(Note 5)	22,963	19,545
Investments and Other Assets		582	566
Risk Management	(Note 14)	91	—
Goodwill		2,298	1,911

	(Note 5)	$28,976	$24,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities		$2,004	$1,579
Risk management	(Note 14)	597	—
Income tax payable		408	65
Current portion of long-term debt	(Note 9)	733	287

		3,742	1,931
Long-Term Debt	(Note 9)	8,582	6,088
Other Liabilities		101	21
Risk Management	(Note 14)	122	—
Asset Retirement Obligation	(Note 10)	467	430
Future Income Taxes		4,557	4,362

		17,571	12,832

Shareholders’ Equity
Share capital	(Note 11)	5,382	5,305
Share options, net		25	55
Paid in surplus		37	18
Retained earnings		5,598	5,276
Foreign currency translation adjustment		363	624

		11,405	11,278

		$28,976	$24,110

See accompanying Notes to Consolidated Financial Statements.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

		June 30
		Three Months Ended		Six Months Ended
(US$ millions)		2004	2003	2004	2003
OPERATING ACTIVITIES
Net earnings from continuing operations		$250	$805	$540	$1,455
Depreciation, depletion and amortization		733	501	1,357	972
Future income taxes	(Note 8)	(63)	(102)	(390)	171
Unrealized loss on risk management	(Note 14)	155	—	531	—
Unrealized foreign exchange loss (gain)	(Note 7)	32	(211)	71	(389)
Accretion of asset retirement obligation	(Note 10)	5	5	12	10
Gain on dispositions	(Note 4)	(1)	—	(35)	—
Other		20	41	40	11

Cash flow from continuing operations		1,131	1,039	2,126	2,230
Cash flow from discontinued operations		—	(32)	—	(2)

Cash flow		1,131	1,007	2,126	2,228
Net change in other assets and liabilities		(41)	17	(46)	29
Net change in non-cash working capital from continuing operations		(294)	10	173	41
Net change in non-cash working capital from discontinued operations		—	46	—	57

		796	1,080	2,253	2,355

INVESTING ACTIVITIES
Business combination with Tom Brown, Inc.	(Note 3)	(2,335)	—	(2,335)	—
Capital expenditures	(Note 5)	(1,207)	(1,082)	(2,745)	(2,093)
Proceeds on disposal of property, plant and equipment		106	12	131	19
Dispositions (acquisitions)	(Note 4)	—	—	288	(116)
Equity investments	(Note 4)	—	(88)	44	(133)
Net change in investments and other		(20)	(4)	(22)	(27)
Net change in non-cash working capital from continuing operations		(131)	(24)	(46)	(158)
Discontinued operations		—	(11)	—	1,278

		(3,587)	(1,197)	(4,685)	(1,230)

FINANCING ACTIVITIES
Issuance of long-term debt		3,195	361	3,195	361
Repayment of long-term debt		(433)	—	(536)	(892)
Issuance of common shares	(Note 11)	43	54	154	83
Purchase of common shares	(Note 11)	(12)	(122)	(230)	(122)
Dividends on common shares		(46)	(35)	(92)	(68)
Other		(4)	(12)	(5)	(13)
Discontinued operations		—	—	—	(282)

		2,743	246	2,486	(933)

DEDUCT: FOREIGN EXCHANGE LOSS ON CASH AND CASH EQUIVALENTS HELD IN FOREIGN CURRENCY		—	6	—	8

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		(48)	123	54	184
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR		250	177	148	116

CASH AND CASH EQUIVALENTS, END OF PERIOD		$202	$300	$202	$300

See accompanying Notes to Consolidated Financial Statements.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

1. BASIS OF PRESENTATION

The interim Consolidated Financial Statements include the accounts of EnCana Corporation and its subsidiaries (the “Company”), and are presented in accordance with Canadian generally accepted accounting principles. The Company is in the business of exploration for, and production and marketing of, natural gas, natural gas liquids and crude oil, as well as natural gas storage operations, natural gas liquids processing and power generation operations.

The interim Consolidated Financial Statements have been prepared following the same accounting policies and methods of computation as the annual audited Consolidated Financial Statements for the year ended December 31, 2003, except as noted below. The disclosures provided below are incremental to those included with the annual audited Consolidated Financial Statements. The interim Consolidated Financial Statements should be read in conjunction with the annual audited Consolidated Financial Statements and the notes thereto for the year ended December 31, 2003.

2. CHANGE IN ACCOUNTING POLICIES AND PRACTICES

Hedging Relationships

On January 1, 2004, the Company adopted the amendments made to Accounting Guideline 13 (“AcG — 13”) “Hedging Relationships”, and EIC 128, “Accounting for Trading, Speculative or Non Trading Derivative Financial Instruments”. Derivative instruments that do not qualify as a hedge under AcG — 13, or are not designated as a hedge, are recorded in the Consolidated Balance Sheet as either an asset or liability with changes in fair value recognized in net earnings. The Company has elected not to designate any of its price risk management activities in place at June 30, 2004 as accounting hedges under AcG - 13 and, accordingly, will account for all these non-hedging derivatives using the mark-to-market accounting method. The impact on the Company’s Consolidated Financial Statements at January 1, 2004 resulted in the recognition of risk management assets with a fair value of $145 million, risk management liabilities with a fair value of $380 million and a net deferred loss of $235 million which will be recognized into net earnings as the contracts expire. At June 30, 2004, it is estimated that over the following 12 months, $102 million ($72 million, net of tax) will be reclassified into net earnings from net deferred losses.

The following table presents the deferred amounts expected to be recognized in net earnings as unrealized gains/(losses) over the years 2004 to 2008:

Unrealized
Gain/(Loss)
2004
Quarter 3	$(51)
Quarter 4	(64)

Total remaining to be recognized in 2004	$(115)

2005
Quarter 1	$—
Quarter 2	13
Quarter 3	9
Quarter 4	9

Total to be recognized in 2005	$31

2006	24
2007	15
2008	1

Total to be recognized	$(44)

At June 30, 2004, the remaining net deferred loss totalled $44 million of which $139 million was recorded in Accounts receivable and accrued revenues, $3 million in Investments and other assets, $37 million in Accounts payable and accrued liabilities and $61 million in Other liabilities.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

3. BUSINESS COMBINATION WITH TOM BROWN, INC.

In May 2004, the Company completed the tender offer for the common shares of Tom Brown, Inc., a Denver based independent energy company for total cash consideration of $2.3 billion.

The business combination has been accounted for using the purchase method with results of operations of Tom Brown, Inc. included in the Consolidated Financial Statements from the date of acquisition.

The calculation of the purchase price and the preliminary allocation to assets and liabilities is shown below. The purchase price and goodwill allocation is preliminary because certain items such as determination of the final tax bases and fair values of the assets and liabilities as of the acquisition date have not been completed.

Calculation of Purchase Price
Cash paid for common shares of Tom Brown, Inc.	$2,341
Transaction costs	13

Total purchase price	$2,354

Plus: Fair value of liabilities assumed
Current liabilities	276
Long-term debt	406
Other non-current liabilities	39
Future income taxes	710

Total Purchase Price and Liabilities Assumed	$3,785

Fair Value of Assets Acquired
Current assets (including cash acquired of $19 million)	$440
Property, plant, and equipment	2,879
Other non-current assets	9
Goodwill	457

Total Fair Value of Assets Acquired	$3,785

Included in current assets as Assets held for sale is $278 million related to the value of certain oil and gas properties located in west Texas and southwestern New Mexico and the assets of Sauer Drilling Company, a subsidiary of Tom Brown, Inc., which the Company has entered into purchase and sale agreements. These transactions are expected to close in the third quarter of 2004.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

4. DISPOSITIONS (ACQUISITIONS)

In March 2004, the Company sold its investment in a well servicing company for approximately $44 million, recording a gain on sale of $34 million.

On February 18, 2004, the Company sold its 53.3 percent interest in Petrovera Resources (“Petrovera”) for approximately $288 million, including working capital adjustments. In order to facilitate the transaction, EnCana purchased the 46.7 percent interest of its partner for approximately $253 million, including working capital adjustments, and then sold the 100 percent interest in Petrovera for a total of approximately $541 million, including working capital adjustments. There was no gain or loss recorded on this sale.

On January 31, 2003, the Company acquired the Ecuadorian interests of Vintage Petroleum Inc. (“Vintage”) for net cash consideration of $116 million. This purchase was accounted for using the purchase method with the results reflected in the consolidated results of EnCana from the date of acquisition.

Other dispositions of discontinued operations are disclosed in Note 6.

5. SEGMENTED INFORMATION

The Company has defined its continuing operations into the following segments:

•
Upstream includes the Company’s exploration for, and development and production of, natural gas, natural gas liquids and crude oil and other related activities. The majority of the Company’s Upstream operations are located in Canada, the United States, the United Kingdom and Ecuador. International new venture exploration is mainly focused on opportunities in Africa, South America and the Middle East.

•
Midstream & Marketing includes natural gas storage operations, natural gas liquids processing and power generation operations, as well as marketing activities. These marketing activities include the sale and delivery of produced product and the purchasing of third party product primarily for the optimization of midstream assets, as well as the optimization of transportation arrangements not fully utilized for the Company’s own production.

•
Corporate includes unrealized gains or losses recorded on derivative instruments. Once amounts are settled, the realized gains and losses are recorded in the operating segment to which the derivative instrument relates.

Midstream & Marketing purchases all of the Company’s North American Upstream production. Transactions between business segments are based on market values and eliminated on consolidation. The tables in this note present financial information on an after eliminations basis.

Operations that have been discontinued are disclosed in Note 6.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

5. SEGMENTED INFORMATION (continued)

Results of Operations (For the three months ended June 30)

	Upstream		Midstream & Marketing
	2004	2003	2004	2003
Revenues, Net of Royalties	$1,975	$1,492	$898	$839

Expenses
Production and mineral taxes	96	48	—	—
Transportation and selling	154	110	8	15
Operating	280	242	69	83
Purchased product	—	—	822	769
Depreciation, depletion and amortization	674	483	45	7

Segment Income	$771	$609	$(46)	$(35)

	Corporate		Consolidated
	2004	2003	2004	2003
Revenues, Net of Royalties *	$(155)	$1	$2,718	$2,332

Expenses
Production and mineral taxes	—	—	96	48
Transportation and selling	—	—	162	125
Operating	(3)	—	346	325
Purchased product	—	—	822	769
Depreciation, depletion and amortization	14	11	733	501

Segment Income	$(166)	$(10)	559	564

Administrative			44	43
Interest, net			96	67
Accretion of asset retirement obligation			5	5
Foreign exchange loss (gain)			21	(206)
Stock-based compensation			4	6
Gain on dispositions			(1)	—

			169	(85)

Net Earnings Before Income Tax			390	649
Income tax expense (recovery)			140	(156)

Net Earnings from Continuing Operations			$250	$805

* Corporate revenue primarily reflects unrealized gains or losses recorded on derivative instruments. See also Note 14.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

5. SEGMENTED INFORMATION (continued)

Results of Operations (For the three months ended June 30)

Upstream	Canada		United States		Ecuador
	2004	2003	2004	2003	2004	2003
Revenues, Net of Royalties	$1,266	$1,084	$443	$253	$147	$75
Expenses
Production and mineral taxes	18	20	65	24	13	4
Transportation and selling	84	80	45	19	14	8
Operating	161	158	28	15	29	19
Depreciation, depletion and amortization	435	365	117	67	69	31

Segment Income	$568	$461	$188	$128	$22	$13

Transportation and selling in 2004 for the United States includes a one-time payment of $21 million made to terminate a long-term physical delivery contract.

	U.K. North Sea		Other		Total Upstream
	2004	2003	2004	2003	2004	2003
Revenues, Net of Royalties	$65	$24	$54	$56	$1,975	$1,492
Expenses
Production and mineral taxes	—	—	—	—	96	48
Transportation and selling	11	3	—	—	154	110
Operating	14	4	48	46	280	242
Depreciation, depletion and amortization	34	19	19	1	674	483

Segment Income	$6	$(2)	$(13)	$9	$771	$609

					Total Midstream
Midstream & Marketing	Midstream		Marketing		& Marketing
	2004	2003	2004	2003	2004	2003
Revenues	$172	$151	$726	$688	$898	$839
Expenses
Transportation and selling	—	—	8	15	8	15
Operating	56	52	13	31	69	83
Purchased product	118	107	704	662	822	769
Depreciation, depletion and amortization	43	7	2	—	45	7

Segment Income	$(45)	$(15)	$(1)	$(20)	$(46)	$(35)

Midstream Depreciation, depletion and amortization in 2004 includes a $35 million impairment charge on the Company’s interest in Oleoducto Trasandino in Argentina and Chile.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

5. SEGMENTED INFORMATION (continued)

Upstream Geographic and Product Information (For the three months ended June 30)

Produced Gas	Produced Gas
	Canada		United States		U.K. North Sea		Total
	2004	2003	2004	2003	2004	2003	2004	2003
Revenues, Net of Royalties	$981	$803	$406	$230	$13	$3	$1,400	$1,036
Expenses
Production and mineral taxes	13	14	60	24	—	—	73	38
Transportation and selling	69	61	45	19	8	3	122	83
Operating	97	82	28	15	—	—	125	97

Operating Cash Flow	$802	$646	$273	$172	$5	$—	$1,080	$818

Transportation and selling in 2004 for the United States includes a one-time payment of $21 million made to terminate a long-term physical delivery contract.

Oil & NGLs	Oil & NGLs
	Canada		United States		Ecuador
	2004	2003	2004	2003	2004	2003
Revenues, Net of Royalties	$285	$281	$37	$23	$147	$75
Expenses
Production and mineral taxes	5	6	5	—	13	4
Transportation and selling	15	19	—	—	14	8
Operating	64	76	—	—	29	19

Operating Cash Flow	$201	$180	$32	$23	$91	$44

	Oil & NGLs
	U.K. North Sea		Total
	2004	2003	2004	2003
Revenues, Net of Royalties	$52	$21	$521	$400
Expenses
Production and mineral taxes	—	—	23	10
Transportation and selling	3	—	32	27
Operating	14	4	107	99

Operating Cash Flow	$35	$17	$359	$264

Other & Total Upstream	Other		Total Upstream
	2004	2003	2004	2003
Revenues, Net of Royalties	$54	$56	$1,975	$1,492
Expenses
Production and mineral taxes	—	—	96	48
Transportation and selling	—	—	154	110
Operating	48	46	280	242

Operating Cash Flow	$6	$10	$1,445	$1,092

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

5. SEGMENTED INFORMATION (continued)

Results of Operations (For the six months ended June 30)

	Upstream		Midstream & Marketing
	2004	2003	2004	2003
Revenues, Net of Royalties	$3,783	$3,142	$2,317	$1,932

Expenses
Production and mineral taxes	161	98	—	—
Transportation and selling	308	217	16	33
Operating	557	461	147	177
Purchased product	—	—	2,109	1,714
Depreciation, depletion and amortization	1,275	942	52	12

Segment Income	$1,482	$1,424	$(7)	$(4)

	Corporate		Consolidated
	2004	2003	2004	2003
Revenues, Net of Royalties *	$(532)	$1	$5,568	$5,075

Expenses
Production and mineral taxes	—	—	161	98
Transportation and selling	—	—	324	250
Operating	(5)	—	699	638
Purchased product	—	—	2,109	1,714
Depreciation, depletion and amortization	30	18	1,357	972

Segment Income	$(557)	$(17)	918	1,403

Administrative			93	80
Interest, net			175	131
Accretion of asset retirement obligation			12	10
Foreign exchange loss (gain)			79	(416)
Stock-based compensation			9	6
Gain on dispositions			(35)	—

			333	(189)

Net Earnings Before Income Tax			585	1,592
Income tax expense (recovery)			45	137

Net Earnings from Continuing Operations			$540	$1,455

* Corporate revenue primarily reflects unrealized gains or losses recorded on derivative instruments. See also Note 14.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

5. SEGMENTED INFORMATION (continued)

Results of Operations (For the six months ended June 30)

Upstream	Canada		United States		Ecuador
	2004	2003	2004	2003	2004	2003
Revenues, Net of Royalties	$2,487	$2,271	$801	$564	$273	$162
Expenses
Production and mineral taxes	38	29	99	53	24	16
Transportation and selling	186	161	70	34	33	15
Operating	335	312	48	25	59	34
Depreciation, depletion and amortization	851	712	199	133	134	54

Segment Income	$1,077	$1,057	$385	$319	$23	$43

Transportation and selling in 2004 for the United States includes a one-time payment of $21 million made to terminate a long-term physical delivery contract.

	U.K. North Sea		Other		Total Upstream
	2004	2003	2004	2003	2004	2003
Revenues, Net of Royalties	$118	$56	$104	$89	$3,783	$3,142
Expenses
Production and mineral taxes	—	—	—	—	161	98
Transportation and selling	19	7	—	—	308	217
Operating	20	7	95	83	557	461
Depreciation, depletion and amortization	67	41	24	2	1,275	942

Segment Income	$12	$1	$(15)	$4	$1,482	$1,424

					Total Midstream
Midstream & Marketing	Midstream		Marketing		& Marketing
	2004	2003	2004	2003	2004	2003
Revenues	$723	$469	$1,594	$1,463	$2,317	$1,932
Expenses
Transportation and selling	—	—	16	33	16	33
Operating	127	131	20	46	147	177
Purchased product	567	311	1,542	1,403	2,109	1,714
Depreciation, depletion and amortization	50	11	2	1	52	12

Segment Income	$(21)	$16	$14	$(20)	$(7)	$(4)

Midstream Depreciation, depletion and amortization in 2004 includes a $35 million impairment charge on the Company’s interest in Oleoducto Trasandino in Argentina and Chile.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

5. SEGMENTED INFORMATION (continued)

Upstream Geographic and Product Information (For the six months ended June 30)

Produced Gas	Produced Gas
	Canada		United States		U.K. North Sea		Total
	2004	2003	2004	2003	2004	2003	2004	2003
Revenues, Net of Royalties	$1,917	$1,728	$736	$517	$26	$6	$2,679	$2,251
Expenses
Production and mineral taxes	28	18	91	52	—	—	119	70
Transportation and selling	150	122	70	34	12	5	232	161
Operating	198	169	48	25	—	—	246	194

Operating Cash Flow	$1,541	$1,419	$527	$406	$14	$1	$2,082	$1,826

Transportation and selling in 2004 for the United States includes a one-time payment of $21 million made to terminate a long-term physical delivery contract.

Oil & NGLs	Oil & NGLs
	Canada		United States		Ecuador
	2004	2003	2004	2003	2004	2003
Revenues, Net of Royalties	$570	$543	$65	$47	$273	$162
Expenses
Production and mineral taxes	10	11	8	1	24	16
Transportation and selling	36	39	—	—	33	15
Operating	137	143	—	—	59	34

Operating Cash Flow	$387	$350	$57	$46	$157	$97

	Oil & NGLs
	U.K. North Sea		Total
	2004	2003	2004	2003
Revenues, Net of Royalties	$92	$50	$1,000	$802
Expenses
Production and mineral taxes	—	—	42	28
Transportation and selling	7	2	76	56
Operating	20	7	216	184

Operating Cash Flow	$65	$41	$666	$534

Other & Total Upstream	Other		Total Upstream
	2004	2003	2004	2003
Revenues, Net of Royalties	$104	$89	$3,783	$3,142
Expenses
Production and mineral taxes	—	—	161	98
Transportation and selling	—	—	308	217
Operating	95	83	557	461

Operating Cash Flow	$9	$6	$2,757	$2,366

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

5. SEGMENTED INFORMATION (continued)

Capital Expenditures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Upstream
Canada	$675	$679	$1,703	$1,386
United States	316	196	526	346
Ecuador	56	34	110	107
United Kingdom	116	10	329	26
Other Countries	19	31	34	48

	1,182	950	2,702	1,913
Midstream & Marketing	16	113	25	149
Corporate	9	19	18	31

Total	$1,207	$1,082	$2,745	$2,093

Property, Plant and Equipment and Total Assets

	Property, Plant and Equipment		Total Assets
	As at		As at
	June 30,	December 31,	June 30,	December 31,
	2004	2003	2004	2003
Upstream	$21,980	$18,532	$26,373	$21,742
Midstream & Marketing	768	784	1,763	1,879
Corporate	215	229	840	489

Total	$22,963	$19,545	$28,976	$24,110

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

6. DISCONTINUED OPERATIONS

On February 28, 2003, the Company completed the sale of its 10 percent working interest in the Syncrude Joint Venture (“Syncrude”) to Canadian Oil Sands Limited for net cash consideration of C$1,026 million ($690 million). On July 10, 2003, the Company completed the sale of the remaining 3.75 percent interest in Syncrude and a gross overriding royalty for net cash consideration of C$427 million ($309 million). There was no gain or loss on this sale.

On January 2, 2003 and January 9, 2003, the Company completed the sales of its interests in the Cold Lake Pipeline System and Express Pipeline System for total consideration of approximately C$1.6 billion ($1 billion), including assumption of related long-term debt by the purchaser, and recorded an after-tax gain on sale of C$263 million ($169 million).

As all discontinued operations have either been disposed of or wind up has been completed by December 31, 2003, there are no remaining assets or liabilities on the Consolidated Balance Sheet. The following tables present the effect of the discontinued operations on the Consolidated Statement of Earnings for 2003:

Consolidated Statement of Earnings	For the three months ended
	June 30, 2003
		Midstream -
	Syncrude	Pipelines	Total
Revenues, Net of Royalties	$19	$—	$19

Expenses
Transportation and selling	1	—	1
Operating	14	—	14
Depreciation, depletion and amortization	1	—	1
Gain on discontinuance	—	—	—

	16	—	16

Net Earnings Before Income Tax	3	—	3
Income tax expense	1	—	1

Net Earnings from Discontinued Operations	$2	$—	$2

Consolidated Statement of Earnings	For the six months ended
	June 30, 2003
		Midstream -
	Syncrude	Pipelines	Total
Revenues, Net of Royalties	$79	$—	$79

Expenses
Transportation and selling	2	—	2
Operating	42	—	42
Depreciation, depletion and amortization	6	—	6
Gain on discontinuance	—	(220)	(220)

	50	(220)	(170)

Net Earnings Before Income Tax	29	220	249
Income tax expense	9	51	60

Net Earnings from Discontinued Operations	$20	$169	$189

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

7. FOREIGN EXCHANGE LOSS (GAIN)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Unrealized Foreign Exchange Loss (Gain) on Translation of U.S. Dollar Debt Issued in Canada	$32	$(211)	$71	$(389)
Realized Foreign Exchange Loss (Gain)	(11)	5	8	(27)

	$21	$(206)	$79	$(416)

8. INCOME TAXES

The provision for income taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Current
Canada	$160	$(61)	$365	$(49)
United States	7	—	15	—
Ecuador	35	5	54	13
United Kingdom	—	2	—	2
Other	1	—	1	—

Total Current Tax	203	(54)	435	(34)
Future	(63)	260	(281)	533
Future Tax Rate Reductions *	—	(362)	(109)	(362)

Total Future Tax	(63)	(102)	(390)	171

	$140	$(156)	$45	$137

* On March 31, 2004, the Alberta government substantively enacted the income tax rate reduction previously announced in February 2004.

The following table reconciles income taxes calculated at the Canadian statutory rate with the actual income taxes:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net Earnings Before Income Tax	$390	$649	$585	$1,592
Canadian Statutory Rate	39.1%	41.0%	39.1%	41.0%

Expected Income Taxes	153	266	229	652

Effect on Taxes Resulting from:
Non-deductible Canadian crown payments	51	54	103	132
Canadian resource allowance	(59)	(45)	(116)	(150)
Canadian resource allowance on unrealized risk management losses	6	—	27	—
Statutory and other rate differences	(21)	(13)	(30)	(24)
Effect of tax rate changes	—	(362)	(109)	(362)
Non-taxable capital gains	7	(36)	14	(70)
Previously unrecognized capital losses	2	—	15	—
Tax recovery on dispositions	(23)	—	(103)	—
Large corporations tax	3	10	7	17
Other	21	(30)	8	(58)

	$140	$(156)	$45	$137

Effective Tax Rate	35.9%	(24.0%)	7.7%	8.6%

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

9. LONG-TERM DEBT

	As at	As at
	June 30,	December 31,
	2004	2003
Canadian Dollar Denominated Debt
Revolving credit and term loan borrowings	$1,660	$1,425
Unsecured notes and debentures	1,250	1,335
Preferred securities	149	252

	3,059	3,012

U.S. Dollar Denominated Debt
Revolving credit and term loan borrowings	2,306	417
Unsecured notes and debentures	3,722	2,713
Preferred securities	150	150

	6,178	3,280

Increase in Value of Debt Acquired *	78	83
Current Portion of Long-Term Debt	(733)	(287)

	$8,582	$6,088

* Certain of the notes and debentures of the Company were acquired in business combinations and were accounted for at their fair value at the dates of acquisition. The difference between the fair value and the principal amount of the debt is being amortized over the remaining life of the outstanding debt acquired, approximately 27 years.

To fund the acquisition of Tom Brown, Inc., the Company arranged a $3 billion non-revolving term loan facility with a group of the Company’s lenders. Currently the facility size has been reduced to $1.8 billion with a drawn amount of $1.7 billion. Amounts borrowed under the facility are to be repaid as follows: 25 percent within nine months of initial drawdown, a further 50 percent within 15 months of the initial drawdown and the final 25 percent within 24 months of initial drawdown.

10. ASSET RETIREMENT OBLIGATION

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the obligation associated with the retirement of oil and gas properties:

	As at	As at
	June 30,	December 31,
	2004	2003
Asset Retirement Obligation, Beginning of Year	$430	$309
Liabilities Incurred	55	64
Liabilities Settled	(6)	(23)
Liabilities Disposed	(13)	—
Accretion Expense	12	19
Other	(11)	61

Asset Retirement Obligation, End of Period	$467	$430

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

11. SHARE CAPITAL

	June 30, 2004		December 31, 2003
(millions)	Number	Amount	Number	Amount
Common Shares Outstanding, Beginning of Year	460.6	$5,305	478.9	$5,511
Shares Issued under Option Plans	5.9	154	5.5	114
Shares Repurchased	(5.5)	(77)	(23.8)	(320)

Common Shares Outstanding, End of Period	461.0	$5,382	460.6	$5,305

To June 30, 2004, the Company purchased, for cancellation, 5,490,000 Common Shares for total consideration of approximately C$304 million ($230 million). Of the amount paid, C$101 million ($77 million) was charged to Share capital, C$36 million ($27 million) was charged to Paid in surplus and C$167 million ($126 million) was charged to Retained earnings.

The Company has stock-based compensation plans that allow employees and directors to purchase Common Shares of the Company. Option exercise prices approximate the market price for the Common Shares on the date the options were issued. Options granted under the plans are generally fully exercisable after three years and expire five years after the grant date. Options granted under previous successor and/or related company replacement plans expire ten years from the date the options were granted.

The following tables summarize the information about options to purchase Common Shares at June 30, 2004:

		Weighted
	Stock	Average
	Options	Exercise
	(millions)	Price (C$)
Outstanding, Beginning of Year	28.8	43.13
Exercised	(5.9)	34.71
Forfeited	(0.5)	47.06

Outstanding, End of Period	22.4	45.20

Exercisable, End of Period	14.1	43.15

	Outstanding Options			Exercisable Options
		Weighted
	Number of	Average	Weighted	Number of	Weighted
	Options	Remaining	Average	Options	Average
	Outstanding	Contractual	Exercise	Outstanding	Exercise
Range of Exercise Price (C$)	(millions)	Life (years)	Price (C$)	(millions)	Price (C$)
13.50 to 19.99	0.5	0.8	18.63	0.5	18.63
20.00 to 24.99	0.9	1.2	22.50	0.9	22.50
25.00 to 29.99	0.8	1.4	26.23	0.8	26.23
30.00 to 43.99	0.7	1.9	39.45	0.7	38.92
44.00 to 53.00	19.5	3.3	47.96	11.2	47.38

	22.4	2.6	45.20	14.1	43.15

The Company has recorded stock-based compensation expense in the Consolidated Statement of Earnings for stock options granted to employees and directors in 2003 using the fair-value method. Compensation expense has not been recorded in the Consolidated Statement of Earnings related to stock options granted prior to 2003. If the Company had applied the fair-value method to options granted prior to 2003, pro forma Net Earnings and Net Earnings per Common Share for the three months ended June 30, 2004 would have been $241 million; $0.52 per common share — basic; $0.52 per common share — diluted (2003 — $798 million; $1.66 per common share — basic; $1.65 per common share — diluted). Pro forma Net Earnings and Net Earnings per Common Share for the six months ended June 30, 2004 would have been $522 million; $1.13 per common share — basic; $1.12 per common share — diluted (2003 — $1,627 million; $3.39 per common share — basic; $3.36 per common share — diluted).

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

11. SHARE CAPITAL (continued)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with weighted average assumptions for grants as follows:

June 30,
2003
Weighted Average Fair Value of Options Granted (C$)	$12.18
Risk Free Interest Rate	3.96%
Expected Lives (years)	3.00
Expected Volatility	0.33
Annual Dividend per Share (C$)	$0.40

12. COMPENSATION PLANS

The tables below outline certain information related to the Company’s compensation plans at June 30, 2004. Additional information is contained in Note 16 of the Company’s annual audited Consolidated Financial Statements for the year ended December 31, 2003.

A) Pensions

The following table summarizes the net benefit plan expense:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Current Service Cost	$1	$2	$3	$3
Interest Cost	3	3	6	6
Expected Return on Plan Assets	(3)	(3)	(6)	(5)
Amortization of Net Actuarial Loss	2	1	2	2
Amortization of Transitional Obligation	(1)	(1)	(1)	(1)
Amortization of Past Service Cost	1	1	1	1
Expense for Defined Contribution Plan	4	3	7	6

Net Benefit Plan Expense	$7	$6	$12	$12

At June 30, 2004, $9 million has been contributed to the pension plans and the Company expects to make additional contributions of $8 million in 2004.

B) Share Appreciation Rights (“SAR’s”)

The following table summarizes the information about SAR’s at June 30, 2004:

		Weighted
		Average
	Outstanding	Exercise
	SAR’s	Price ($)
Canadian Dollar Denominated (C$)
Outstanding, Beginning of Year	1,175,070	35.87
Exercised	(434,342)	35.48
Forfeited	(11,040)	29.25

Outstanding, End of Period	729,688	36.18

Exercisable, End of Period	729,688	36.18

U.S. Dollar Denominated (US$)
Outstanding, Beginning of Year	753,417	28.98
Exercised	(249,358)	29.26
Forfeited	(1,472)	24.08

Outstanding, End of Period	502,587	28.86

Exercisable, End of Period	502,587	28.86

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

12. COMPENSATION PLANS (continued)

B) Share Appreciation Rights (“SAR’s”) (continued)

The following table summarizes the information about Tandem SAR’s at June 30, 2004:

		Weighted
		Average
	Outstanding	Exercise Price
	Tandem SAR’s	(C$)
Canadian Dollar Denominated (C$)
Outstanding, Beginning of Year	—	—
Granted	897,850	54.44
Forfeited	(7,400)	53.01

Outstanding, End of Period	890,450	54.45

Exercisable, End of Period	—	—

C) Deferred Share Units (“DSU’s”)

The following table summarizes the information about DSU’s at June 30, 2004:

		Weighted
		Average
	Outstanding	Exercise Price
	DSU’s	(C$)
Canadian Dollar Denominated (C$)
Outstanding, Beginning of Year	319,250	48.68
Granted, Directors	56,295	53.98
Granted, Senior Executives	1,145	55.71

Outstanding, End of Period	376,690	49.49

Exercisable, End of Period	295,472	50.86

D) Performance Share Units (“PSU’s”)

The following table summarizes the information about PSU’s at June 30, 2004:

		Weighted
		Average
	Outstanding	Exercise Price
	PSU’s	($)
Canadian Dollar Denominated (C$)
Outstanding, Beginning of Year	126,283	46.52
Granted	1,669,150	53.97
Forfeited	(34,768)	53.61

Outstanding, End of Period	1,760,665	53.44

Exercisable, End of Period	—	—

U.S. Dollar Denominated (US$)
Outstanding, Beginning of Year	—	—
Granted	248,529	41.12
Forfeited	(6,599)	41.12

Outstanding, End of Period	241,930	41.12

Exercisable, End of Period	—	—

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

13. PER SHARE AMOUNTS

The following table summarizes the Common Shares used in calculating Net Earnings per Common Share:

	Three Months Ended			Six Months Ended
	March 31,	June 30,		June 30,
(millions)	2004	2004	2003	2004	2003
Weighted Average Common Shares Outstanding — Basic	460.9	460.3	480.6	460.6	480.3
Effect of Dilutive Securities	6.2	5.2	3.8	6.2	3.5

Weighted Average Common Shares Outstanding — Diluted	467.1	465.5	484.4	466.8	483.8

14. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

As a means of managing commodity price volatility, the Company has entered into various financial instrument agreements and physical contracts. The following information presents all positions for financial instruments only.

As discussed in Note 2, on January 1, 2004, the fair value of all outstanding financial instruments that were not considered accounting hedges was recorded on the Consolidated Balance Sheet with an offsetting net deferred loss amount. The deferred loss is recognized into net earnings over the life of the related contracts. Changes in fair value after that time are recorded on the Consolidated Balance Sheet with the associated unrealized gain or loss recorded in net earnings. The estimated fair value of all derivative instruments is based on quoted market prices or, in their absence, third party market indications and forecasts.

The following table presents a reconciliation of the change in the unrealized amounts from January 1, 2004 to June 30, 2004:

			Net Deferred
			Amounts		Total
			Recognized	Fair Market	Unrealized
		Acquired	on Transition	Value	Gain/(Loss)
Fair Value of Contracts, January 1, 2004	(Note 2)	$—	$235	$(235)	$—
Fair Value of Contracts Acquired with Tom Brown, Inc.		16	—	(16)	—
Change in Fair Value of Contracts Still Outstanding at June 30, 2004		—	—	(267)	(267)
Fair Value of Contracts Realized During the Period		—	(191)	191	—
Fair Value of Contracts Entered into During the Period		—	—	(264)	(264)

Fair Value of Contracts Outstanding		16	44	(591)	(531)
Premiums Paid on Collars and Options		—	—	27	—

Fair Value of Contracts Outstanding and Premiums Paid, End of Period		$16	$44	$(564)	$(531)

The total realized loss recognized in net earnings for the quarter and year-to-date ended June 30, 2004 was $263 million ($177 million, net of tax) and $408 million ($276 million, net of tax), respectively.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

14. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

At June 30, 2004, the net deferred amounts recognized on transition and the risk management amounts are recorded on the Consolidated Balance Sheet as follows:

As at
June 30, 2004
Deferred Amounts Recognized on Transition
Accounts receivable and accrued revenues	$139
Investments and other assets	3

Accounts payable and accrued liabilities	37
Other liabilities	61

Total Net Deferred Loss	$44

Risk Management
Current asset	$64
Long-term asset	91

Current liability	597
Long-term liability	122

Total Net Risk Management Liability	$(564)

A summary of all unrealized estimated fair value financial positions is as follows:

As at
June 30, 2004
Commodity Price Risk
Natural gas	$(197)
Crude oil	(400)
Power	8
Foreign Currency Risk	—
Interest Rate Risk	25

$(564)

Information with respect to power, foreign currency risk and interest rate risk contracts in place at December 31, 2003 is disclosed in Note 17 to the Company’s annual audited Consolidated Financial Statements. No significant new contracts have been entered into as at June 30, 2004.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

14. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

Natural Gas

At June 30, 2004, the Company’s gas risk management activities for financial contracts had an unrealized loss of $(181) million and a fair market value position of $(197) million. The contracts were as follows:

	Notional
	Volumes				Fair Market
	(MMcf/d)	Term	Average Price		Value
Sales Contracts
Fixed Price Contracts
Fixed AECO price	457	2004	6.19	C$/Mcf	$(61)
NYMEX Fixed price	753	2004	5.13	US$/Mcf	(159)
Chicago Fixed price	40	2004	5.42	US$/Mcf	(7)
Colorado Interstate Gas (CIG)	53	2004	5.51	US$/Mcf	2
Houston Ship Channel (HSC)	60	2004	5.92	US$/Mcf	(3)
Mid-Continent	5	2004	4.62	US$/Mcf	(1)
Rockies	20	2004	5.36	US$/Mcf	—
San Juan	17	2004	4.98	US$/Mcf	(2)
Texas Oklahoma	5	2004	4.80	US$/Mcf	(1)
Waha	25	2004	5.50	US$/Mcf	(2)

NYMEX Fixed Price	170	2005	5.65	US$/Mcf	(30)
Colorado Interstate Gas (CIG)	114	2005	4.87	US$/Mcf	(18)
Houston Ship Channel (HSC)	40	2005	5.46	US$/Mcf	(7)
Rockies	30	2005	4.95	US$/Mcf	(5)
Waha	40	2005	5.16	US$/Mcf	(7)

NYMEX Fixed Price	195	2006	5.23	US$/Mcf	(24)
Colorado Interstate Gas (CIG)	100	2006	4.44	US$/Mcf	(12)
Houston Ship Channel (HSC)	90	2006	5.08	US$/Mcf	(12)
Rockies	35	2006	4.45	US$/Mcf	(5)
San Juan	16	2006	4.50	US$/Mcf	(2)
Waha	30	2006	4.79	US$/Mcf	(4)

Collars and Other Options
AECO Collars	73	2004	5.34 - 7.52	C$/Mcf	(4)
NYMEX Collars	38	2004	4.40 - 5.79	US$/Mcf	(4)
Purchased NYMEX Put Options	10	2004	5.00	US$/Mcf	—
Other (1)	65	2004	4.21- 6.16	US$/Mcf	(2)

Purchased NYMEX Put Options	47	2005	5.00	US$/Mcf	—
NYMEX 3-Way Call Spread	180	2005	5.00/6.69/7.69	US$/Mcf	(10)

Basis Contracts
Fixed NYMEX to AECO Basis	345	2004	(0.55)	US$/Mcf	27
Fixed NYMEX to Rockies Basis	299	2004	(0.50)	US$/Mcf	19
Fixed NYMEX to Chicago Basis	10	2004	0.09	US$/Mcf	—
Fixed NYMEX to San Juan Basis	71	2004	(0.63)	US$/Mcf	2
Fixed NYMEX to CIG Basis	37	2004	(0.77)	US$/Mcf	2
Fixed Rockies to CIG Basis	50	2004	(0.10)	US$/Mcf	—
Other (1)	44	2004	(0.36)	US$/Mcf	—

Fixed NYMEX to AECO basis	877	2005	(0.66)	US$/Mcf	51
Fixed NYMEX to Rockies basis	268	2005	(0.49)	US$/Mcf	24
Fixed NYMEX to San Juan basis	90	2005	(0.63)	US$/Mcf	1
Fixed NYMEX to CIG basis	137	2005	(0.77)	US$/Mcf	3
Fixed Rockies to CIG basis	50	2005	(0.10)	US$/Mcf	—
Other (1)	118	2005	(0.26)	US$/Mcf	—

Fixed NYMEX to AECO basis	402	2006-2008	(0.65)	US$/Mcf	31
Fixed NYMEX to Rockies basis	162	2006-2008	(0.56)	US$/Mcf	21
Fixed NYMEX to San Juan basis	62	2006	(0.63)	US$/Mcf	1
Fixed Rockies to CIG basis	31	2006-2007	(0.10)	US$/Mcf	—
Fixed NYMEX to CIG basis	279	2006	(0.83)	US$/Mcf	(1)
Other (1)	70	2006	(0.30)	US$/Mcf	—

Total Sales Contracts					$(199)

(1)	For the Collars and Other Options, these Other contracts relate to various price points at Permian, San Juan, Waha, Colorado Interstate Gas (CIG), Houston Ship (HSC), Mid-Continent, Rockies and Texas Oklahoma while for the Basis Contracts, they relate to HSC, Mid-Continent, Waha and Ventura.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

14. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

	Notional
	Volumes		Average		Fair Market
	(MMcf/d)	Term	Price		Value
Total Sales Contracts (continued)					$(199)

Purchase Contracts
Basis Contracts
Fixed NYMEX to AECO Basis	112	2004	(0.96)	US$/Mcf	(2)

Premiums Paid on 3-Way Call Spread					1

Total Natural Gas Financial Positions					(200)
Gas Storage Financial Positions					(4)
Gas Marketing Financial Positions (2)					7

Total Fair Value Positions					(197)
Contracts Acquired					16

Total Unrealized Loss on Financial Contracts					$(181)

(2)	The gas marketing activities are part of the daily ongoing operations of the Company’s proprietary production management.

Crude Oil

At June 30, 2004, the Company’s oil risk management activities for all financial contracts had an unrealized loss of $(426) million and a fair market value position of $(400) million. The contracts were as follows:

	Notional
	Volumes		Average Price	Fair Market
	(bbl/d)	Term	(US$/bbl)	Value
Fixed WTI NYMEX Price	62,500	2004	23.13	$(156)
Collars on WTI NYMEX	62,500	2004	20.00-25.69	(127)
Purchased WTI NYMEX Call Options	111,000	2004	46.64	(10)

Fixed WTI NYMEX Price	45,000	2005	28.41	(105)
3-Way Put Spread	10,000	2005	20.00/25.00/28.78	(25)
Purchased WTI NYMEX Call Options	38,000	2005	49.76	(4)

				(427)
Crude Oil Marketing Financial Positions (1)				1

Total Unrealized Loss on Financial Contracts				(426)
Premiums Paid on Call Options				26

Total Fair Value Positions				$(400)

(1)	The crude oil marketing activities are part of the daily ongoing operations of the Company’s proprietary production management.

PREPARED IN US$

Interim Report
For the period ended June 30, 2004

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)
(All amounts in US$ millions unless otherwise specified)

15. SUBSEQUENT EVENT

In July 2004, the Company entered into agreements to sell certain crude oil and natural gas assets in Canada for total proceeds of approximately $660 million. These sales are expected to close in the third quarter.

16. RECLASSIFICATION

Certain information provided for prior periods has been reclassified to conform to the presentation adopted in 2004.